Exhibit 99.1

Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
First BanCorp Files Form 10-K for 2006 and Reports Results for the
Year Ended December 31, 2006
➢	Reports net income for 2006 of $84.6 million, $0.54 per common share (basic) and $0.53 per common share (diluted)

➢	Net income reflects one-time expenses of $20.6 million related to the Audit Committee’s internal review and related legal and regulatory issues and a $68 million non-cash net loss resulting from the valuation of derivatives in the first quarter of 2006, prior to the implementation of the long-haul method of accounting

➢	Receives partial repayment of $2.4 billion of commercial loans to decrease credit concentration; excluding such payment, loans increased by $1 billion

➢	Reports continuation of “one stop shop” and “service quality” strategic initiatives to generate growth and improve financial performance

➢	Reports remediation of all prior material weaknesses and makes further progress in fulfilling regulatory matters
San Juan, Puerto Rico, July 9, 2007 — First BanCorp (NYSE: FBP) (the “Corporation”) today announced its results for the 2006 fiscal year and the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2006.
For the year ended December 31, 2006, First BanCorp reported net income of $84.6 million, or $0.54 per common share (basic) and $0.53 per common share (diluted). Net income in 2005 was $114.6 million, or $0.92 per common share (basic) and $0.90 per common share (diluted).

Results for 2006 included one-time expenses of $20.6 million in legal, accounting and consulting fees related to the Audit Committee’s internal review and related legal and regulatory issues and a $68 million non-cash net loss resulting from the valuation of derivatives. In contrast, the 2005 figures included one-time expenses of $8.5 million for a possible settlement with the SEC, $74.25 million for a possible settlement of the pending class action lawsuit, and $6.1 million in legal, accounting and consulting fees related to the Audit Committee’s internal review and related legal issues. In addition, the 2005 results include a non-cash charge of $73.4 million resulting from the changes in the value of derivatives instruments.
“While 2006 set a series of challenges for FirstBank in Puerto Rico, FirstBank successfully addressed many key accounting, legal and regulatory matters,” said Luis M. Beauchamp, President and Chief Executive Officer of First BanCorp. “First BanCorp is committed to being a leading financial services organization for the benefit of our shareholders, customers, employees and communities in which we serve,” continued Mr. Beauchamp. “We entered 2007 with a strong financial foundation, a growing presence in both established and new markets, and a strategic plan to drive future growth across all businesses in all of our markets.”
Net interest income in 2006 increased to $443.7 million from $432.3 million in 2005. During 2006 and 2005, net interest income was negatively impacted by non-cash changes resulting from the changes in the fair value of derivative instruments, mainly interest rate swaps that hedge brokered deposits (“brokered CDs”). Excluding the changes in the valuation of the derivatives and hedged items amounting to ($61.9 million) and ($73.4 million), in 2006 and 2005, respectively, and basis adjustment accretion amounting to $3.6 million in 2006 (no basis adjustment in 2005), net interest income would have been $501.9 million and $505.7 million for 2006 and 2005, respectively. The 2006 net interest income was adversely affected by the flat to inverted yield curve. The 80 basis points increase in the 3-month LIBOR rate from 2005 to 2006 caused the net settlements on the swaps that hedge mainly brokered CD’s and medium-term notes to fluctuate from a $71.7 million inflow in 2005 to an $8.9 million outflow in 2006, for an increase of $80.6 million in interest expense. Also, the re-pricing mismatch of the Corporation’s assets and liabilities coupled with the interest rate scenario had particularly significant negative effects with respect to the interest spread generated on the Corporation’s investments portfolio. However, a portion of that fluctuation was offset by the continued growth in the loan portfolio, increasing net interest income by $49 million due to volume.

The exclusion of unrealized changes in the fair value of derivative instruments and basis adjustment from the analysis of net interest income provides meaningful information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of the derivative instruments have no effect on interest earned or interest due on interest-earning assets or interest-bearing liabilities, respectively, or on interest payments exchanged with swap counterparties. In addition, since the Corporation intends to hold the interest rate swaps until they mature because, economically, the interest rate swaps are satisfying their intended results, the unrealized changes in fair value will reverse over the remaining lives of the swaps.
For 2006, non-interest income decreased by $31.7 million as compared to 2005. The decrease was mainly attributable to a net $10.6 million loss on the partial extinguishment of a secured commercial loan to a local financial institution, coupled with an increase in other-than-temporary impairment charges of $6.9 million in the Corporation’s investment portfolio and a net decrease in gain on sale of investments of $13.7 million.
Non-interest expense for 2006 was $287.9 million as compared to $315.1 million in 2005. Non-interest expense for 2005 includes accruals of $74.25 million and $8.5 million for possible settlement of class action lawsuits and the SEC investigation, respectively, relating to the Corporation’s restatement. Excluding these accruals for one-time expenses in 2005, non-interest expense increased by $55.6 million in 2006 as compared to 2005, mainly due to increases in employees’ compensation and benefits and professional fees that were mainly related to legal, accounting and regulatory matters addressed during 2006.
The provision for loan and lease losses totaled $75.0 million or 116% of net charge-offs for 2006, compared with $50.6 million or 112% of net charge-offs for 2005. Net charge-offs amounted to $64.7 million for 2006 and $45.0 million for 2005. Net charge-offs to average loans outstanding during 2006 were 0.55% as compared to 0.39% in 2005. The increase of $19.7 million in net charge-offs in 2006, compared with the previous year, was mainly composed of $24.8 million of higher gross charge-offs in consumer loans. The increase in net charge-offs in the consumer portfolio was due to the difficult economic conditions in Puerto Rico.

The Corporation’s provision for loan and lease losses increased by $24.3 million or 48% during 2006 compared to 2005. The increase in the provision principally reflects growth in the Corporation’s commercial portfolio, excluding loans to local financial institutions, and consumer portfolio, changes to the Corporation’s estimate of probable losses for residential real estate loans, coupled with increasing trends in non-performing loans and charge-offs experienced during 2006 as compared to 2005. The Corporation has not incurred significant losses as a percentage of its commercial loans receivable since it started emphasizing the commercial lending activities in the late 1990s. The provision for 2006 is mainly attributable to the consumer loan portfolio. The commercial loan portfolio includes the secured loans to local financial institutions, which were previously accounted for incorrectly as mortgages purchased from the local financial institutions and have always been repaid in accordance with the established terms and conditions. Further, these commercial loans are mainly secured by residential real estate collateral. Due to the historical trend of increasing home values, losses in the residential mortgage portfolio have been minimal. Therefore, reserves allocated to the secured loans to local financial institutions and to the Corporation’s residential real estate portfolios are not significant.
The allowance for loan losses at December 31, 2006 totaled $158.3 million as compared to $148.0 million at December 31, 2005. Though non-accruing loans increased $117.8 million during 2006, $60.1 million of such increase related to residential real estate loans for which, as noted above, the Corporation has not recognized significant reserves because historical losses have been minimal.
The total provision for income tax amounted to $27.4 million (or 24% of pre-tax earnings) for 2006 as compared to $15.0 million (or 12% of pre-tax earnings) in 2005. The increase in income tax expense was primarily due to recording a deferred tax asset in 2005 in connection with the accrual relating to the class action lawsuit. The current income tax expense decreased to $59.2 million in 2006, as compared to $75.2 million in 2005. The decrease in the current expense for 2006 was mainly attributable to the decrease in taxable income. Such decrease was partially offset by FirstBank, the banking subsidiary, exceeding the 20% limitation of net income attributable to its International Banking Entity as per the International Banking Act of Puerto Rico, rendering part of its previously exempt income now taxable.

The Corporation’s total assets as of December 31, 2006 amounted to $17.4 billion, a decrease of $2.5 billion from $19.9 billion as of December 31, 2005. The decrease in total assets as of December 31, 2006 was mainly due to a decrease in total loans of $1.4 billion and a decrease of $1.1 billion in total investments, including money market instruments. The decrease in the Corporation’s loan portfolio was mainly due to the previously announced payment of $2.4 billion by Doral of its outstanding secured commercial loans with the Corporation. Excluding this substantial partial repayment, total loans increased by approximately $1.0 billion. The increase is attributable to $426 million in residential real estate, $125 million in commercial mortgage, $374 million in construction loans and $277 million in commercial loans.
The decrease in investment securities was due to the Corporation’s decision not to reinvest the payments received upon maturities and prepayments of the Corporation’s investment portfolio, mainly mortgage-backed securities. Proceeds from Doral’s payment, prepayments, and maturities of investment securities were utilized to fund growth in higher-yielding loans and to pay down maturing certificates of deposit and repurchase agreements.
Total deposits at December 31, 2006 and 2005 were $11.0 billion and $12.5 billion, respectively. The decrease is mainly attributable to the Corporation’s decision during the second half of 2006 to pay down maturing short-term brokered CDs with available funds received from Doral’s repayment of $2.4 billion. The decision to pay down these deposits was influenced, among other things, the flat to inverted yield curve. The Corporation decided to repay higher maturing liabilities, in particular brokered CDs, rather than investing the proceeds at a negative spread. Total deposits are composed of branch-based deposits, brokered CDs and, to a lesser extent, institutional deposits. Institutional deposits include, among others, certificates issued to agencies of the Government of Puerto Rico and to government agencies in the Virgin Islands.
The Corporation uses federal funds purchased, repurchase agreements, advances from FHLB, notes payable and other borrowings, such as trust preferred securities, as additional funding sources. At December 31, 2006, total borrowings amounted to $4.7 billion as compared to $5.8 billion at December 31, 2005.
The Corporation’s capital totaled $1.2 billion as of December 31, 2006, an increase of $31.7 million compared to the balance as of December 31, 2005. The change in capital for 2006 is composed of earnings of $84.6 million and the issuance of 2,379,000 shares of common stock through the exercise of stock options with proceeds of $19.8 million offset in part by cash dividends of $63.6 million, and by a negative non-cash valuation of securities available-for-sale of $14.5 million.
First BanCorp and its banking subsidiaries were “well-capitalized” for bank regulatory purposes as of December 31, 2006.
Key Factors Impacting Net Income
The year 2006 presented a number of macro-economic and regulatory challenges. The most important aspects that affected 2006 results were: (1) the impact on interest expense from the increase of 80 basis points in the 3-month LIBOR rate (flat to inverted yield curve); (2) the adverse economic conditions of Puerto Rico which increased the net charge-offs in the consumer portfolios; (3) the $20.6 million of one-time expenses; and (4) the loss income from the substantial partial repayment by Doral of $2.4 billion.
Adoption of New Accounting Standards
As previously announced on April 3, 2006, First BanCorp adopted the long-haul method of effectiveness testing under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), for substantially all of the interest rate swaps that hedge the brokered CDs and medium-term notes issued by its principal subsidiary, FirstBank. After that date, changes in the value of FirstBank’s brokered CDs and medium-term notes substantially offset the changes in the value of the interest rate swaps.
On May 3, 2007, the Corporation announced that it elected the early adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157), and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), effective beginning January 1, 2007. With the implementation of SFAS 157 and SFAS 159, instead of reversing the previously recorded non-cash losses through earnings over the life of the swaps, the remaining portion of the previously recognized non-cash losses are recorded as a one-time increase to retained earnings of $92.2 million as of January 1, 2007.

Increase to Salaries & Benefits
Salaries and benefits were $127.5 million in 2006, as compared to $102.1 million in 2005. The increase is attributable to an increase in average salary and employee benefits and an increase in headcount due to: (i) full deployment of the Corporation’s middle-market business strategy and staffing of regional offices, (ii) staffing the risk management areas of the Corporation, (iii) opening of new branches, (iv) the effect of one-full year of expenses at FirstBank Florida in 2006 vs. nine months in 2005, and (v) the implementation of Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation (Revised)” requiring the expensing of the fair value of stock options given to employees which totaled $5.4 million in 2006.
One-time Increases to Operating Expenses
Professional fees were $32.1 million during 2006, as compared to $13.4 million in 2005. The increase for 2006 to $20.6 million, from $6.1 million in 2005, was primarily due to legal, accounting and consulting fees associated with the internal review conducted by the Corporation’s Audit Committee as a result of the restatement and other related legal and regulatory proceedings.
Restatement of Cash Flows Statements
During the preparation of the 2006 consolidated financial statements, management became aware of several items that were incorrectly classified in the consolidated statements of cash flows for the years ended December 31, 2005 and 2004, which resulted in the restatement of the consolidated statement of cash flows for those years. Please refer to Item 4.02 in Form 8-K filed concurrently with this press release.
Accounting, Legal and Regulatory Update
First BanCorp continues to make significant progress in its pending legal and regulatory matters. Throughout 2006 and 2007, the Corporation has progressed towards potential settlement of class action lawsuit brought against the Corporation as a result of the restatement process. Furthermore, the Corporation has undertaken significant steps towards the potential settlement with the SEC regarding a formal investigation initiated by them principally pertaining to the accounting for certain mortgage-related transactions with two large mortgage originators in Puerto Rico during calendar years 1999 through 2005.
Regarding regulatory compliance matters, the Corporation has made significant progress in fulfilling the requirements of the previously announced Cease and Desist Order dated March 16, 2006, entered into with the Federal Reserve Bank, the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico, relating to certain mortgage-related transactions and the Cease and Desist Order dated August 24, 2006, with respect to the Bank’s compliance with the Bank Secrecy Act (“BSA”).
First BanCorp and FirstBank have taken various actions, including the substantial reduction of the credit risk concentration in connection with certain loans outstanding to two large mortgage originators in Puerto Rico to levels acceptable to regulatory agencies and to bring it within parameters set forth in the policies adopted by the Corporation. Additionally, First BanCorp has implemented a number of enhanced procedures and controls to help ensure a proper control environment going forward. This includes the institution of effective controls over the documentation and communication of relevant terms of certain mortgage loans bulk purchase transactions, improved communications from the Corporation to both the Audit Committee and the independent registered public accounting firm, and improved anti-fraud controls and procedures. Other key initiatives instituted by management and the Board of Directors have included changes in management and the composition of the Board, appointment of a lead independent director, a full corporate governance review, the implementation of an enhanced risk management program and ethics training for directors and employees. “First BanCorp’s Board of Directors, its management, and all employees have worked diligently to achieve an environment of enhanced governance and controls,” said Fernando Scherrer, First BanCorp’s Chief Financial Officer.
Furthermore, the Bank has refined the core elements of the BSA Program, including a full review of the BSA policies, programs and procedures, completed a comprehensive risk assessment of the Bank’s customers, products, services, operations and internal controls, bank size, and businesses geographic locations for BSA, expanded its training programs and reviewed its independent testing procedures to ensure full compliance with BSA.

With respect to the financial reporting in 2006, the Corporation completed restatement of its financial statements for 2000 through 2004, and, in early 2007, the Corporation filed 2005 financial statements. “With today’s filing of the 2006 Form 10-K, we are coming closer in the process of becoming current on all financial reporting and can continue to roll out our strategic plan for the future,” continued Mr. Scherrer.
Financial Reporting
With the filing of the 2006 Form 10-K, First BanCorp becomes current with the annual reporting requirements of the Securities Exchange Act of 1934 and the New York Stock Exchange. However, the Corporation has not yet filed with the SEC the restated quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 and 2004, and has not yet to file quarterly reports for the quarters ended June 30, 2005 and restated 2004, September 30, 2005 and restated 2004, March 31, 2006, June 30, 2006 and September 30, 2006 and March 31, 2007 or the financial information required by all of those reports. The Corporation expects to file the required interim financial information during the summer of 2007.
Strategic Initiatives
First BanCorp continued to execute a series of strategic initiatives created and launched in 2005 throughout the organization to generate growth and improve financial performance. Central to the strategy is positioning FirstBank as an integrated “one stop shop” for individuals, small and medium-size businesses and larger corporate customers. First BanCorp is focused on providing these customer segments multiple products, including checking accounts, CDs, mortgages, construction loans, small business lines of credit, insurance, and auto and truck leasing and rental. FirstBank’s long-term growth strategy also includes expanding its geographic presence which it began with the acquisition in 2005 of Unibank, later renamed FirstBank Florida, and building upon its strong presence and reputation for quality service in Puerto Rico and on its existing branch network in the U.S. and British Virgin Islands.
First BanCorp also continued to deploy its middle-market strategy. This strategy is concentrated on attracting corporate middle-market commercial clients (defined as requiring up to $5 million in lending) with personalized attention through the opening of regional offices in strategic municipalities. This strategy has increased First BanCorp’s loan portfolio as well as direct deposits accounts.
Capital Raise Update
First BanCorp announced on February 16, 2007 a private placement offering, valuing the stock at $10.25 per share for a total purchase price of approximately $94.8 million. The valuation reflected a premium of approximately 5% over the volume weighted- average closing share price over the 30 trading day period ending January 30, 2007. After the investment, Scotiabank will hold 10% of First BanCorp’s then outstanding common shares. Closing of the transaction is subject only to approval by the Federal Reserve Board. The application has been submitted and both parties have been working with the Federal Reserve Board towards the completion of the approval process.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,”

“should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995.
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the Corporation’s ability to file the required quarterly information so that the Corporation can return to compliance with the reporting requirements under the Securities Exchange Act of 1934, the completion of the sale of shares of common stock to Scotiabank, which is conditioned on, among other things, regulatory approvals, the ability to finalize the settlement of the shareholder litigation and to settle the SEC inquiry relating to First BanCorp’s recent restatement of its financial statements, interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of its outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward- looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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Exhibits of Results For The Year Ended December 31, 2006
Table 1. Selected Financial Data
(Dollars in thousands except for per share and financial ratios results)

	2006	2005	2004

Condensed Income Statements: Year ended
Total interest income	$1,288,813	$1,067,590	$690,334
Total interest expense (1)	845,119	635,271	292,853
Net interest income	443,694	432,319	397,481
Provision for loan and lease losses	74,991	50,644	52,800
Non-interest income	31,336	63,077	59,624
Non-interest expenses	287,963	315,132	180,480
Income before income tax provision	112,076	129,620	223,825
Income tax provision	27,442	15,016	46,500
Net income	84,634	114,604	177,325
Per Common Share Results (2): Year ended
Net income per common share diluted	$0.53	$0.90	$1.65
Net income per common share basic	$0.54	$0.92	$1.70

Cash dividends declared	$0.28	$0.28	$0.24
Average shares outstanding	82,835	80,847	80,419
Average shares outstanding diluted	83,138	82,771	83,010
Balance Sheet Data: End of year
Loans and loans held for sale	$11,263,980	$12,685,929	$9,697,994
Allowance for loan and lease losses	158,296	147,999	141,036
Investments	5,544,183	6,653,924	5,699,201
Total assets	17,390,256	19,917,651	15,637,045
Deposits	11,004,287	12,463,752	7,912,322
Borrowings	4,662,271	5,750,197	6,300,573
Total common equity	679,453	647,741	654,233
Total equity	1,229,553	1,197,841	1,204,333
Book value per common share	8.16	8.01	8.10
Selected Financial Ratios (In Percent): Year ended
Net interest margin (3)	2.84	3.23	3.37
Net income to average total assets	0.44	0.64	1.30
Net income to average total equity	7.06	8.98	15.73
Net income to average common equity	6.85	10.23	23.75
Average total equity to average total assets	6.25	7.09	8.28
Dividend payout ratio	52.50	30.46	14.10
Efficiency ratio (4)	60.62	63.61	39.48
Common Stock Price: End of year	$9.53	$12.41	$31.76
Offices:
Number of full service branches	71	68	57

(1)	Includes the changes in fair value of interest rate swaps that hedge brokered certificates of deposit.

(2)	Amounts presented were recalculated, when applicable, to retroactively consider the effect of the June 30, 2005 two-for-one common stock split.

(3)	On a tax-equivalent basis and excluding changes in fair value of interest rate swaps and basis adjustment.

(4)	Non-interest expense to the sum of net interest income and non-interest income.

Table 2. Other Operating Expenses

Year ended December 31,	2006	2005	2004
	(Dollars in thousands)
Employees’ compensation and benefits	$127,523	$102,078	$82,440
Occupancy and equipment	54,440	47,582	39,430
Deposit insurance premium	1,614	1,248	979
Other taxes, insurance and supervisory fees	17,881	14,071	11,615
Professional fees — recurring	11,455	7,317	4,165
Professional fees — restatement related and other nonrecurring	20,640	6,070	—
Servicing and processing fees	7,297	6,573	2,727
Business promotion	17,672	18,718	16,349
Communications	9,165	8,642	7,274
Provision for contingencies	—	82,750	—
Other	20,276	20,083	15,501

Total	$287,963	$315,132	$180,480

Table 3. Financial Condition
Average balance sheet of the Corporation.

December 31,	2006	2005	2004
	(Dollars in thousands)
Assets
Interest-earning assets:
Money market investments	$1,444,533	$636,114	$308,962
Government obligations	2,827,196	2,493,725	2,061,280
Mortgage-backed securities	2,540,394	2,738,388	2,729,125
Corporate bonds	8,347	48,311	57,462
FHLB stock	26,914	71,588	56,698
Equity securities	27,155	50,784	43,876

Total investments	6,874,539	6,038,910	5,257,403

Residential real estate loans	2,606,664	1,813,506	1,127,525
Construction loans	1,462,239	710,753	379,356
Commercial loans	5,593,018	7,171,366	5,079,832
Finance leases	322,431	243,384	183,924
Consumer loans	1,783,384	1,570,468	1,244,386

Total loans	11,767,736	11,509,477	8,015,023

Total interest-earning assets	18,642,275	17,548,387	13,272,426
Total non-interest-earning assets (1)	540,636	452,652	348,712

Total assets	$19,182,911	$18,001,039	$13,621,138

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Interest-bearing checking accounts	$371,422	$376,360	$317,634
Savings accounts	1,022,686	1,092,938	1,020,228
Certificates of deposit	10,479,500	8,386,463	5,065,390

Interest bearing deposits	11,873,608	9,855,761	6,403,252
Other borrowed funds	4,543,262	5,001,384	4,235,215
FHLB advances	273,395	890,680	1,056,325

Total interes- bearing liabilities	16,690,265	15,747,825	11,694,792
Total non-interest-bearing liabilities	1,294,563	976,705	799,114

Total liabilities	17,984,828	16,724,530	12,493,906
Stockholders’ equity:
Preferred stock	550,100	550,100	550,100
Common stockholders’ equity	647,983	726,409	577,132

Stockholders’ equity	1,198,083	1,276,509	1,127,232

Total liabilities and stockholders’ equity	$19,182,911	$18,001,039	$13,621,138

(1)	Includes the allowance for loan losses and the valuation on investment securities available-for-sale.

Table 4. Loans Receivable
Composition of the loan portfolio including loans held for sale at year-end.

		% of		% of		% of
December 31,	2006	Total	2005	Total	2004	Total
	(Dollars in thousands)
Residential real estate loans, including loans held for sale	$2,772,630	25%	$2,346,945	18%	$1,322,650	14%

Commercial mortgage	1,215,040	11%	1,090,193	9%	690,900	7%
Construction loans	1,511,608	13%	1,137,118	9%	398,453	4%
Commercial loans	2,698,141	24%	2,421,219	19%	1,871,851	19%
Commercial loans to local financial institutions collateralized by real estate mortgages and pass-through trust certificates	932,013	8%	3,676,314	29%	3,841,908	40%

Total commercial loans	6,356,802	56%	8,324,844	66%	6,803,112	70%
Finance leases	361,631	3%	280,571	2%	212,234	2%
Consumer loans	1,772,917	16%	1,733,569	14%	1,359,998	14%

Total	$11,263,980	100%	$12,685,929	100%	$9,697,994	100%

Table 5. Non-performing Assets

December 31,	2006	2005	2004
	(Dollars in thousands)
Non-accruing loans:
Residential real estate	$114,828	$54,777	$31,577
Commercial, commercial real estate and construction	82,713	35,814	32,454
Finance leases	8,045	3,272	2,212
Consumer	46,501	40,459	25,422

	252,087	134,322	91,665

Other real estate owned	2,870	5,019	9,256
Other repossessed property	12,103	9,631	7,291
Investment securities	—	—	—

Total non-performing assets	$267,060	$148,972	$108,212

Past due loans	$31,645	$27,501	$18,359
Non-performing assets to total assets	1.54%	0.75%	0.69%
Non-accruing loans to total loans	2.24%	1.06%	0.95%
Allowance for loan and lease losses	$158,296	$147,999	$141,036
Allowance to total non-accruing loans	62.79%	110.18%	153.86%
Allowance to total non-accruing loans excluding residential real estate loans	115.33%	186.06%	234.72%
Net charge-offs to average loans outstanding during the period	0.55%	0.39%	0.48%

Table 6. Capital Position
The Corporation’s and its banking subsidiary’s regulatory capital positions.

			Regulatory requirement
			For capital		To be
	Actual		adequacy purposes		well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2006
Total Capital (to Risk Weighted Assets)
First BanCorp	$1,500,211	12.46%	$963,560	8%	N/A	N/A
FirstBank	$1,398,527	12.25%	$913,141	8%	$1,141,427	10%
FirstBank Florida	$63,970	11.35%	$45,086	8%	$56,357	10%

Tier I Capital (to Risk Weighted Assets)
First BanCorp	$1,357,320	11.27%	$481,780	4%	N/A	N/A
FirstBank	$1,258,074	11.02%	$456,571	4%	$684,856	6%
FirstBank Florida	$61,770	10.96%	$22,543	4%	$33,814	6%

Tier I Capital (to Average Assets)
First BanCorp	$1,357,320	7.97%	$680,846	4%	N/A	N/A
FirstBank	$1,258,074	7.76%	$648,397	4%	$810,496	5%
FirstBank Florida	$61,770	8.10%	$30,505	4%	$38,131	5%

At December 31, 2005
Total Capital (to Risk Weighted Assets)
First BanCorp	$1,454,862	10.72%	$1,086,138	8%	N/A	N/A
FirstBank	$1,419,996	10.89%	$1,042,918	8%	$1,303,648	10%
FirstBank Florida	$53,502	10.97%	$39,030	8%	$48,787	10%

Tier I Capital (to Risk Weighted Assets)
First BanCorp	$1,317,841	9.71%	$543,078	4%	N/A	N/A
FirstBank	$1,287,693	9.85%	$521,459	4%	$782,189	6%
FirstBank Florida	$51,951	10.65%	$19,515	4%	$29,272	6%

Tier I Capital (to Average Assets)
First BanCorp	$1,317,841	6.72%	$784,185	4%	N/A	N/A
FirstBank	$1,284,693	6.78%	$758,109	4%	$947,637	5%
FirstBank Florida	$51,951	7.99%	$26,015	4%	$32,519	5%